Exhibit 99.1

INC Research Appoints Pharmaceutical Industry Veteran

Richard Kender to Board of Directors

Kender Brings More Than 35 Years’ Pharmaceutical Industry Experience,

as well as Public Company Board Experience to Company’s Board of Directors

RALEIGH, N.C., Dec. 8, 2014 — INC Research Holdings, Inc. (Nasdaq:INCR), a leading, global Phase I to IV contract research organization, today announced the appointment of Richard N. Kender to the Company’s Board of Directors.  Mr. Kender, who is an independent director for all SEC and Nasdaq purposes, will be a Class III director, serving for a term ending at the Company’s annual meeting in 2017. Mr. Kender will serve on the Company’s Audit Committee. He replaces Dr. James A. Bannon, who has resigned after having served as a member of the INC Research Board since November 2010.

“Rich has had a long and impressive career in the pharmaceutical industry, including various leadership roles at Merck & Co.,” said Jamie Macdonald, Chief Executive Officer. “His global business development and public company board experience should be a tremendous benefit to INC Research as we continue to grow our Phase I-IV clinical development business globally.” He concluded, “We also want to thank Jim Bannon for his contributions to INC’s board during a pivotal period of the Company’s growth and success.”

During his 35-year tenure at Merck & Co., Mr. Kender worked across the business in such areas as accounting, finance and business development, holding roles of increasing responsibility. Most recently, he served as Senior Vice President, Business Development and Corporate Licensing from 2000 until his retirement in 2013. During his time at Merck, Mr. Kender was actively involved in the completion of more than 100 transactions of different sizes and types, including leadership roles in the divestiture of Kelco and Calgon Vestal Labs; creation of the Joint Venture Merial Animal Health with Sanofi-Aventis; and the merger with Schering Plough. He previously served on the Board of Directors of FoxHollow Technologies Inc. and EV3 Inc., and also on the board of non-profit industry organization BioNJ, where he was Secretary to the BioNJ Board and the Chair of the Business Development Committee. Mr. Kender currently serves on the Board of Directors for Seres Health, a clinical-stage therapeutics company. He graduated from Villanova University with a Bachelor’s of Science degree in Accounting and earned his MBA from Fairleigh Dickinson University.

-more-

www.incresearch.com

INC Research began trading on the Nasdaq Global Select Market under the symbol “INCR” on Nov. 7, 2014. For more information on the Company’s Board of Directors and Committees, visit the Investor Relations section of the website at investor.incresearch.com.

About INC Research

INC Research (Nasdaq:INCR) is a leading global contract research organization (CRO) providing the full range of Phase I to Phase IV clinical development services for the biopharmaceutical and medical device industry. Leveraging the breadth of our service offerings and the depth of our therapeutic expertise across multiple patient populations, INC Research connects customers, clinical research sites and patients to accelerate the delivery of new medicines to market. We were ranked “Top CRO to Work With” by sites worldwide in the 2013 CenterWatch Global Investigative Site Relationship Survey. INC Research is headquartered in Raleigh, NC, with operations across six continents and experience spanning more than 100 countries. For more information, please visit www.incresearch.com and connect with us on LinkedIn and Twitter @inc_research.

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the fact that we remain a “controlled company” majority-owned by our private equity sponsors; the lack of a prior public market for our stock and potential volatility; the costs and distraction of being a public company; risks associated with our business; and the other risk factors set forth from time to time in our Form S-1 and other SEC filings, copies of which are available free of charge on our website at www.incresearch.com. INC Research assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

CONTACT:

Investors:

Ronnie Speight, +1 919 745 2745

Media:

Lori Dorer, +1 513 345 1685